As filed with the Securities and Exchange Commission on August 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1630631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 17th Street, Suite 1400
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Bonanza Creek Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan

(Full title of plan)

Christopher I. Humber

Executive Vice President, General Counsel and Secretary

Bonanza Creek Energy, Inc.

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☒	Accelerated filer☐

Non-accelerated filer☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	2,250,000	(1)	$7.46	(2)	$16,785,000	(2)	$1,950.42	(3)(4)

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Amended and Restated 2011 Long Term Incentive Plan as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the common stock, $0.001 par value per share (the “Common Stock”), of Bonanza Creek Energy, Inc. (the “Registrant”).

(2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on August 10, 2015.

(3)     The Registrant registered a total of 2,500,000 shares of Common Stock under a Registration Statement on Form S-8 (Registration No. 333-179207) filed with the Securities and Exchange Commission on January 27, 2012. The Registrant is registering an additional 2,250,000 shares of Common Stock under this Registration Statement on Form S-8 relating to the Registrant’s Amended and Restated 2011 Long Term Incentive Plan. Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.

(4)     A registration fee of $136,400 has already been paid with respect to securities that were previously registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-186019) originally filed by Bonanza Creek Energy, Inc. on January 15, 2013, a portion of which remains unsold thereunder. The aggregate total dollar amount of the filing fee associated with such unsold securities is $57,973. Pursuant to Rule 457(p), the Registrant offset such amount that had already been paid against a $38,640 registration fee relating to the securities offered by a prospectus supplement under a Registration Statement on Form S-3 (Registration No. 333-197413) originally filed by Bonanza Creek Energy, Inc. on July 15, 2014 as well as a $6,010 registration fee relating to the securities registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-197901) filed by Bonanza Creek Energy, Inc. on August 6, 2014, leaving $13,323 of filing fees associated with unsold securities remaining. Pursuant to Rule 457(p), the Registrant is offsetting the remaining amount that has been previously paid against the entire $1,950.42 registration fee relating to the securities offered by this registration statement.

EXPLANATORY NOTE

Bonanza Creek Energy, Inc. (the “Registrant”) has filed this Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 2,250,000 shares of common stock, $0.001 par value per share (the “Common Stock”), under the Registrant’s Amended and Restated 2011 Long Term Incentive Plan. The shares are being registered in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statement on Form S-8 (Registration No. 333-179207) filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2012 (the “Prior Registration Statement”).

On April 28, 2015, the Registrant’s Board of Directors, subject to the requisite stockholders’ approval, approved the amendment and restatement of the Registrant’s 2011 Long Term Incentive Plan to (i) increase the number of shares of Common Stock that may be issued under the plan by 2,250,000 shares, (ii) to allow the Registrant to issue equity and cash awards that are intended to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, and (iii) to incorporate certain compensation and governance “best practices” in the plan design (as so amended and restated, the “Amended and Restated 2011 Plan”). On June 4, 2015, the Amended and Restated 2011 Plan was approved by the stockholders at the Registrant’s Annual Meeting of Stockholders. In accordance with Instruction E to the General Instructions to Form S-8, the Registrant is registering the additional 2,250,000 shares of Common Stock, which may be offered and sold under the Amended and Restated 2011 Plan pursuant to this Registration Statement, and the contents of the Prior Registration Statement are incorporated by reference herein, except to the extent supplemented, amended or superseded by the information set forth herein.

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Amended and Restated 2011 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The following documents heretofore filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)                                 The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Commission on February 27, 2015;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 8, 2015 and July 28, 2015;

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on February 3, 2015, February 6, 2015, May 15, 2015 and June 5, 2015; and

(d)                              The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 9, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.                     Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 14, 2015.

BONANZA CREEK ENERGY, INC.

By:	/S/ RICHARD J. CARTY
Richard J. Carty
President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints William J. Cassidy and Christopher I. Humber, each of them acting individually, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 14, 2015	By:	/S/ RICHARD J. CARTY
Richard J. Carty, Director, President and Chief Executive Officer (Principal Executive Officer)

Date: August 14, 2015	By:	/S/ WILLIAM J. CASSIDY
William J. Cassidy, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: August 14, 2015	By:	/S/ WADE E. JAQUES
Wade E. Jaques, Vice President, Chief Accounting Officer (Principal Accounting Officer)

Date: August 14, 2015	By:	/S/ JAMES A. WATT
James A. Watt, Chairman of the Board

Date: August 14, 2015	By:	/S/ MARVIN M. CHRONISTER
Marvin M. Chronister, Director

Date: August 14, 2015	By:	/S/ KEVIN A. NEVEU
Kevin A. Neveu, Director

Date: August 14, 2015	By:	/S/ GREGORY P. RAIH
Gregory P. Raih, Director

Date: August 14, 2015	By:	/S/ JEFF E. WOJAHN
Jeff E. Wojahn, Director

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
4.1

Second Amended and Restated Certificate of Incorporation of Bonanza Creek Energy, Inc., filed with the Secretary of State of the State of Delaware on December 16, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2011)

4.2		Third Amended and Restated Bylaws of Bonanza Creek Energy, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 22, 2011)
5.1	†	Opinion of Davis Graham & Stubbs LLP
10.1		Bonanza Creek Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2015)
23.1	†	Consent of Hein & Associates LLP
23.2	†	Consent of Independent Petroleum Engineers, Netherland, Sewell & Associates, Inc.
23.3	†	Consent of Independent Petroleum Engineers, Cawley, Gillespie & Associates, Inc.
23.4	†	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
24.1	†	Powers of Attorney (included on the signature pages hereto)

†  Filed or furnished herewith